Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Laura J. Wakeley
	Office:	717-291-2739
Fulton Financial reports first quarter 2006 earnings
          (April 18) – Lancaster, PA — Fulton Financial Corporation (Nasdaq: FULT) earned $43.9 million for the first quarter ended March 31, 2006, a 5.9 percent increase over the same period in 2005. Diluted net income per share for the quarter increased to 27 cents, a 3.8 percent increase over the 26 cents reported in 2005. Total assets at March 31, 2006 were approximately $14.2 billion.
          “During the first quarter, we completed our acquisition of The Columbia Bank, a high - performing bank located in the attractive Baltimore/Washington corridor,” said R. Scott Smith, Jr., chairman, chief executive officer and president. “The Corporation experienced modest overall loan growth while maintaining our historically strong asset quality. Certificate of deposit activity increased along with rising interest rates and we were pleased to see continued growth in non-interest income from our investment management and trust services affiliate, Fulton Financial Advisors. Potentially stronger earnings momentum was impacted by higher overall funding costs that led to a slight decline in our net interest margin. Growth in interest income was tempered by lower than anticipated loan demand throughout our geographic footprint.”
          Loans, net of unearned income, increased $2.0 billion, or 26.5 percent, to $9.7 billion at March 31, 2006, compared to $7.7 billion at March 31, 2005. Approximately $1.4 billion of this increase resulted from the February 1, 2006 acquisition of The Columbia Bank (Columbia) and the July 1, 2005 acquisition of Somerset Valley Bank (Somerset). The remaining increase was realized mainly in commercial mortgages, which grew $202 million, or 8.0 percent, and construction loans, which increased $222 million, or 34.0 percent.
          Nonperforming assets were 0.35 percent of total assets at March 31, 2006, compared to 0.38 percent at December 31, 2005 and 0.25 percent at March 31, 2005. Annualized net charge-offs for the quarter ended March 31, 2006 were 0.03 percent of average total loans, compared to 0.09 percent for the quarter ended December 31, 2005 and 0.02 percent for the quarter ended
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Page 2 . . . Fulton Financial Announces First Quarter 2006 Earnings
March 31, 2005. The provision for loan losses increased $200,000, or 25.0 percent, for the first quarter of 2006 as compared to the same period in 2005.
          Total deposits increased $2.0 billion, or 24.8 percent, from March 31, 2005 to March 31, 2006, to $10.0 billion. Approximately $1.4 billion of this increase resulted from the Columbia and Somerset acquisitions, with the remaining $536 million increase realized in both core deposit accounts and time deposits.
          Net interest income for the first quarter increased $16.8 million, or 17.1 percent, compared to the first quarter of 2005, with approximately $13.0 million attributable to the Columbia and Somerset acquisitions. The increase from the fourth quarter of 2005 was $7.1 million, or 6.6 percent, with $9.1 million resulting from Columbia, offset by a $1.9 million internal decrease, mainly due to a decreasing net interest margin. Fulton Financial’s net interest margin was 3.88 percent for first quarter of 2006, 3.92 percent for the fourth quarter of 2005 and 3.96 percent for the first quarter of 2005.
          Other income, including investment securities gains, increased $754,000, or 2.1 percent, in the first quarter of 2006 compared to the same period in 2005. Excluding security gains, other income increased $1.4 million, or 4.3 percent, to $33.9 million. Columbia and Somerset contributed $1.2 million to the increase. Internal increases in fee income were almost totally offset by decreases in mortgage banking income. Compared to the fourth quarter of 2005, other income, excluding security gains, increased $997,000, or 3.0 percent, almost entirely due to the addition of Columbia.
          Other expenses increased $14.2 million, or 19.2 percent, compared to the first quarter of 2005, to $88.0 million. Columbia and Somerset added $9.9 million to the other expense increase. In the first quarter of 2006, the Corporation increased its reserve by $1.6 million for losses associated with the settlement of a previously reported lawsuit brought under the Telephone Consumer Protection Act (TCPA). The additional $1.6 million was recorded as a result of certain coverage issues asserted by the insurance carrier under exclusions in the applicable policy.
          Compared to the fourth quarter of 2005, other expenses increased $5.3 million, or 6.4 percent, with Columbia adding $6.4 million in expense, offset by a decrease in charges related to the TCPA litigation from $2.2 million in the fourth quarter of 2005 to $1.6 million in the first quarter of 2006. Fulton Financial’s efficiency ratio for the first quarter of 2006 was 56.8 percent, compared to 56.7 percent for the fourth quarter of 2005 and 54.6 percent for the first quarter of 2005.
          Fulton Financial Corporation is a Lancaster, Pennsylvania-based financial holding company which operates 254 banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through the following affiliates: Fulton Bank, Lancaster, PA; Lebanon Valley Farmers

Page 3 . . . Fulton Financial Announces First Quarter 2006 Earnings
Bank, Lebanon, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Easton, PA; FNB Bank, N.A., Danville, PA; Hagerstown Trust, Hagerstown, MD; Delaware National Bank, Georgetown, DE; The Bank, Woodbury, NJ; The Peoples Bank of Elkton, Elkton, MD; Skylands Community Bank, Hackettstown, NJ; Premier Bank, Doylestown, PA; Resource Bank, Virginia Beach, VA; First Washington State Bank, Windsor, NJ; Somerset Valley Bank, Somerville, NJ and The Columbia Bank, Columbia, MD.
          The Corporation’s financial services affiliates include Fulton Financial Advisors, N.A., Lancaster, PA; Fulton Insurance Services Group, Inc. Lancaster, PA; and Dearden, Maguire, Weaver and Barrett, LLC, West Conshohocken, PA.
          Residential mortgage lending is offered by all banks through Fulton Mortgage Company or Resource Mortgage.
          Additional information on Fulton Financial Corporation is available on the Internet at www.fult.com.
Safe Harbor Statement:
This news release may contain forward-looking statements about Fulton Financial Corporation’s future financial performance. Forward-looking statements are encouraged by the Private Securities Litigation Reform Act of 1995.
Such forward-looking information is based upon certain underlying assumptions, risks and uncertainties. Because of the possibility of change in the underlying assumptions, actual results could differ materially from these forward-looking statements. Risks and uncertainties that may affect future results include: pricing pressures on loans and deposits, actions of bank and non-bank competitors, changes in local and national economic conditions, changes in regulatory requirements, actions of the Federal Reserve Board, creditworthiness of current borrowers, the Corporation’s success in merger and acquisition integration, and customers’ acceptance of the Corporation’s products and services.
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2006